CANADIAN ZINC CORPORATION

June 15, 2006

British Columbia Securities Commission	Ontario Securities Commission
Toronto Stock Exchange

Report of Voting Results

Pursuant to section 11.3 of National Instrument 51-102, the following matters were put to vote at the annual general meeting Canadian Zinc Corporation (the "Issuer") held on June 14, 2006.  The report on the voting results are as follows:

1.

Number of Directors

By a vote of show of hands, the number of directors was determined at six.

2.

Election of Directors

By a vote of show of hands, the following persons were elected as directors of the Issuer until the next annual general meeting:

Robert Gayton	Dave Nickerson
John F. Kearney	Alan C. Savage
John A. MacPherson	Alan B. Taylor

3.

Appointment of Auditors

By a vote of show of hands, Ernst & Young LLP were appointed as auditors of the Issuer for the ensuing year.

4.

Auditors' Remuneration

By a vote of show of hands, the directors were authorized to fix the auditors' remuneration.

5.

Issuance of Underwriter’s Option Units

By a vote of show of hands, the issuance of the 1,333,333 Underwriter's Option Units pursuant to an underwritten financing completed by the Company on January 30, 2006 was approved.

Canadian Zinc Corporation

Per:

"John F. Kearney"

John F. Kearney

Chairman, President and Chief Executive Officer